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                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Genesis Bioventures, Inc.

We consent to the use of our report dated April 3, 2001, with respect to the consolidated balance sheet of Biolabs, Inc. as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, and cumulative for the period from September 19, 1994 (inception) to December 31, 2000, incorporated by reference in this Registration Statement on Form S-8 (File No. 333-______) for the Year 2000 Stock Option Plan, 2001 Stock Incentive Plan and upon the exercise of stock options granted outside of a stock option plan, of Genesis Bioventures, Inc.

Our report dated April 3, 2001 contains an explanatory paragraph that states that Biolabs, Inc. has suffered recurring losses from operations and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
-------------
KPMG LLP
Chartered Accounts


Vancouver, Canada
November 21, 2001


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